UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 15, 2011

TMS INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-35128	20-5899976
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12 Monongahela Avenue

P.O. Box 2000

Glassport, PA 15045

(412) 678-6141

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 15, 2011, certain subsidiaries of TMS International Corp. (the “Company”), including Tube City IMS Corporation (“TCIMS”) entered into a new 5-year asset-backed multi-currency revolving credit facility (the “ABL Facility”) with JPMorgan Chase Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent, J.P. Morgan Europe Limited, as European administrative agent and as European collateral agent and the other agents and lenders party thereto from time to time, to permit borrowing in an aggregate principal amount of up to $350.0 million. The ABL Facility permits borrowings up to $350.0 million by TCIMS and Tube City IMS, LLC (a wholly owned U.S. subsidiary of the Company, collectively the “U.S. Borrowers”), up to $20.0 million by Tube City IMS Canada Limited (a wholly owned Canadian subsidiary of the Company, the “Canadian Borrower”), up to $10.0 million by Hanson Resource Management Limited and Hanson Support Services Limited (each a wholly owned U.K. subsidiary of the Company and, collectively, the “U.K. Borrowers”) and up to $20.0 million by Tube City IMS France Sud SAS and Tube City IMS France Centre SAS (each a wholly owned French subsidiary of the Company and, collectively, the “French Borrowers” and, together with the U.S. Borrowers, the Canadian Borrowers and the U.K. Borrowers, the “Borrowers”). The ABL Facility also provides for a sub-limit of borrowings on same-day notice referred to as swingline loans up to $30.0 million and a sub-limit for the issuance of letters of credit up to $100.0 million.

The ABL Facility replaces TCIMS’ existing asset backed revolving credit facility with Credit Suisse, as administrative agent, The CIT Group/Business Credit Inc., as collateral agent and the other agents and lenders party thereto from time to time (the “Existing ABL Facility”). The Existing ABL Facility was due to expire in 2013 and provided for revolving borrowings in an aggregate principal amount of up to $165.0 million. Certain terms of the ABL Facility are described below, but reference is made to the ABL Facility for complete terms and conditions.

There is no scheduled amortization under the ABL Facility. The principal amount outstanding will be due and payable in full at maturity, on December 15, 2016. However, if TCIMS’ existing term loan facility, which matures on January 25, 2014, with Credit Suisse, as administrative agent and as collateral agent and the other agents and lenders party thereto from time to time (the “Term Loan Facility”) is outstanding on October 23, 2013, the ABL Facility will mature on such date. Furthermore, if TCIMS’ 9  3/4% Senior Subordinate Debt Securities due February 1, 2015 are outstanding on October 31, 2014, the ABL Facility will mature on such date.

The maximum available commitments under the ABL Facility are based on specified percentages of the value of cash, accounts receivable, inventory, equipment and owned real property, less certain ineligible assets and subject to certain customary reserves as may be determined by the agent.

The eligible accounts receivable and eligible inventory that comprise the collateral under the ABL Facility as of October 31, 2011 supported a gross borrowing base of approximately $221.0 million, all of which was available to be borrowed at closing. This net available balance is approximately $129.0 million below the $350.0 million limit of the ABL Facility. Certain assets of the U.S. Borrowers, the U.K. Borrowers and the French Borrowers are currently pledged as collateral in support of the Term Loan Facility and local facilities in the U.K. (the “U.K. Facilities”) and are therefore excluded from the borrowing base. However, if the Term Loan Facility and the U.K. facilities were terminated, these assets may be pledged as collateral for the ABL Facility and TCIMS estimates that the additional assets to be included in the respective borrowing bases as a result could increase borrowing availability under the ABL Facility by approximately $100 million in the aggregate, subject to certain terms and conditions.

The per annum interest rates with respect to loans made under the U.S. dollar and Canadian dollar tranches are, at the option of TCIMS, (1) the U.S. prime rate of JPMorgan Cash Bank, N.A. in effect at its principal office in New York City or the Canadian prime rate of JPMorgan Cash Bank, N.A., Toronto Branch in effect at its principal office in Toronto; in each case plus an applicable margin ranging between 0.5% and 1.25%, as determined based on average historical excess availability under the ABL Facility or (2) the LIBO rate, plus an applicable margin ranging between 1.5% and 2.25%, as determined based on average historical excess availability under the ABL Facility. The per annum interest rates with respect to loans made under the Pound Sterling and Euro tranches are the LIBO rate, plus an applicable margin ranging between 1.5% and 2.25%, as determined based on average historical excess availability under the ABL Facility.

The Borrowers are required to pay a commitment fee in respect of unused commitments equal to either 0.25% or 0.375% per annum determined based on the average historical unused portion of the commitments under the ABL Facility. In addition, the Borrowers pay the agents and issuing banks customary administrative fees and letter of credit fees.

The ABL Facility is subject to mandatory prepayment with (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 100% of the net cash proceeds from issuance of debt, other than debt permitted under the ABL Facility; and (iii) 100% of net cash proceeds from certain insurance and condemnation payments, subject to certain reinvestment rights.

The commitments may be voluntarily reduced or terminated by TCIMS without premium or penalty subject to certain conditions including customary “breakage” costs.

TCIMS, the Company’s other domestic subsidiaries and certain of the Company’s foreign subsidiaries each guarantee the ABL Facility. The ABL Facility is secured, subject to certain exceptions, by a first-priority security interest in substantially all of the current assets and related intangible assets of the Company’s U.S. subsidiaries located in the U.S., substantially all of the current assets and related intangible assets of the Canadian Borrower located in Canada, substantially all of the current assets and related intangible assets of the U.K. Borrowers located in England and Wales and substantially all of the current assets and related intangible assets of the French Borrowers located in France. The priority of security interests between the lenders under the ABL Facility and the lenders under the Term Loan Facility are governed by an intercreditor agreement.

The ABL Facility contains customary negative covenants, including: (1) limitations on indebtedness; (2) limitations on liens and negative pledges; (3) limitations on investments, loans, advances and acquisitions; (4) limitations on capital expenditures; (5) limitations on dividends and other payments in respect of capital stock and payments or repayments of subordinated debt; (6) limitations on mergers, consolidations, liquidations and dissolutions; (7) limitations on sales of assets; (8) limitations on transactions with stockholders and affiliates; (9) limitations on sale and leaseback transactions; and (10) limitations on changes in lines of business. The credit agreement also contains certain customary affirmative covenants.

During each period commencing when the amount available under the ABL Facility is less than 10.0% of the total commitments under the ABL Facility until the amount available under the ABL Facility has been greater than 10.0% of the total commitments under the ABL Facility for 30 consecutive days, a minimum fixed charge coverage ratio (as defined in the credit agreement) of at least 1.0 to 1.0 will apply. The credit agreement also contains events of default for breach of principal or interest payments, breach of certain representations and warranties, breach of covenants and other customary events of default.

Item 1.02.	Termination of a Material Definitive Agreement.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TMS INTERNATIONAL CORP.

Date: December 20, 2011

	By:	/s/ Daniel E. Rosati
Daniel E. Rosati
Executive Vice President, Chief Financial Officer and Treasurer